Exhibit 10.1
Crocs, Inc.
2020 Equity Incentive Plan

Restricted Stock Unit Agreement
(Performance-Based)

Name of Participant: [___________]
Target No. of Performance-Based Units Covered (the “Target Award”)[1]: [_______]	Date of Grant: January 11, 2021
Vesting/Payment Schedule:

The number of “Performance-Based Units” that the Participant may earn under this Agreement (the “Earned Units”) will range from 0% to 100% of the Target Award, as determined by the achievement of the performance measures set forth in Section 3(b). The Earned Units will vest in accordance with the schedule set forth in Section 3(b).

This is a Restricted Stock Unit Agreement (this “Agreement”) effective as of the Date of Grant specified above, between Crocs, Inc., a Delaware corporation (the “Company”), and you, the Participant identified above.
Recitals
A.    The Company maintains the Crocs, Inc. 2020 Equity Incentive Plan (the “Plan”), which is incorporated herein by reference and is made a part of this Agreement as if fully set forth herein.
B.    Under the Plan, the Compensation Committee (the “Committee”) of the Board of Directors administers the Plan and has the authority to determine the Awards to be granted under the Plan.
C.    The Committee has determined that you are eligible to receive an award under the Plan in the form of restricted stock units.
NOW, THEREFORE, the Company hereby grants such an award to you subject to the following terms and conditions:
1 Any capitalized term used in this Agreement shall have the meaning set forth in this Agreement (including in the table at the beginning of this Agreement) or, if not defined in this Agreement, set forth in the Plan as it currently exists or as it is amended in the future.

Terms and Conditions
Grant of Restricted Stock Units. You are granted the target number of Performance-Based Units (collectively, “Units”) specified in the table at the beginning of this Agreement.
Value of Units. Each Unit represents the right to receive one share of the Company’s common stock (a “Share”), subject to the terms and conditions set forth below. The value of a Unit is based on the value of an underlying Share.
Payment of Benefits.
(a)    Generally. Payment of vested Units subject to this Agreement shall be made by the Company delivering one Share for each vested Unit, subject to the tax withholding provisions of Section 10.
(b)    Vesting of Performance-Based Units. If you have continuously been employed by the Company or an Affiliate from the Date of Grant, then the Performance-Based Units will become Earned Units and will vest as follows:
(i)    100% of the Target Award will become Earned Units and vest and become payable in accordance with subsection 3(b)(iv) if, between the Date of Grant and the fourth anniversary of the Date of Grant, the 30 trading day average of the daily volume weighted average per share trading price of the Company’s common stock meets or exceeds 200% of the starting price of $64.51 (the “Starting Price”), or $129.02 (the “2x Performance Condition”);
(ii)    if the 2x Performance Condition has not been satisfied by the fourth anniversary of the Date of Grant, then 50% of the Target Award will become Earned Units and vest and become payable in accordance with subsection 3(b)(iv) if, at any time during the four-year period ending on the fourth anniversary of the Date of Grant, the 30 trading day average of the daily volume weighted average per share trading price of the Company’s common stock meets or exceeds 175% of the Starting Price, or $112.89 (the “1.75x Performance Condition”);
(iii)    if neither the 2x Performance Condition nor the 1.75x Performance Condition have been satisfied by the fourth anniversary of the Date of Grant, then 25% of the Target Award will become Earned Units and vest and become payable in accordance with subsection 3(b)(iv) if, at any time during the four-year period ending on the fourth anniversary of the Date of Grant, the 30 trading day average of the daily volume weighted average per share trading price of the Company’s common stock meets or exceeds 150% of the Starting Price, or $96.77 (the “1.5x Performance Condition”); and
(iv)    Upon satisfaction of a Performance Condition, one-third of the Earned Units will immediately vest and become payable and one-third will vest and become payable on each of the first and second anniversaries of the date the

Performance Condition is satisfied; provided that all then unvested Earned Units will vest in full and become payable on the fourth anniversary of the Date of Grant, subject to your continued employment. Notwithstanding the foregoing, if the 2x Performance Condition is satisfied at any time before the first anniversary of the Date of Grant, one-fourth of the Earned Units will immediately vest and become payable and one-fourth will vest and become payable on each of the first, second and third anniversaries of the date the 2x Performance Goal is satisfied.
(c)    Termination of Employment Not in Connection with a Change in Control. Notwithstanding the foregoing [and notwithstanding anything to the contrary in your employment agreement with the Company dated [__________] (the “Employment Agreement”)], the Award will vest and become payable as follows:
(i)    Termination of Employment Without Cause [or for Good Reason] or in the Event of Retirement. In the event that your employment with the Company is terminated involuntarily at the initiative of the Company without Cause or due to your [your resignation for Good Reason or] Retirement prior to the fourth anniversary of the Date of Grant (x) all unvested Earned Units will continue to vest and become payable in accordance with their terms and (y) if the 2x Performance Condition has not been satisfied at any time before such termination of employment, a pro-rated percentage of the unearned and unvested portion of the Award will remain outstanding and eligible to vest and become payable as follows:
(1)    if such termination occurs prior to the fourth anniversary of the Date of Grant and prior to satisfaction of the 2x Performance Condition, then a pro-rated percentage of the Award will vest and become payable in full if and when the 2x Performance Condition is satisfied at any time during the four-year period ending on the fourth anniversary of the Date of Grant, with such pro-rated percentage equal to the number of full months to have elapsed between the Date of Grant and the date of termination divided by 48;
(2)    if such termination occurs prior to the fourth anniversary of the Date of Grant and prior to satisfaction of the 2x Performance Condition, then a pro-rated percentage of the Award will vest and become payable at a 25% level (subject to further proration) if and when the 1.5x Performance Condition is satisfied or at a 50% level (subject to further proration) if and when the 1.75x Performance Condition is satisfied, in each case, at any time during the four-year period ending on the fourth anniversary of the Date of Grant, with such pro-rated percentage equal to the number of full months to have elapsed between the Date of Grant and the date of termination divided by 48.
(3)    Notwithstanding the foregoing, if after such termination of employment the 2x Performance Condition is satisfied at any time before the first anniversary of the Date of Grant, one-fourth of the units will immediately vest and become payable and one-fourth will vest and become payable on each of the first, second and third anniversaries of the date the 2x Performance Goal is satisfied; and
(4)    Any amounts so payable shall be paid within 30 days following the date a Performance Goal is satisfied; provided that if an award provides deferred compensation subject to Section 409A, such award shall be paid at the same time and in the same form as it would have been paid had such termination of employment not occurred.
The term “Cause” shall have the meaning set forth in the Company’s Change in Control Plan as then in effect (“Change in Control Plan”). [The term “Good Reason” [shall have the meaning set forth in the Change in Control Plan (to be interpreted without reference to the occurrence of a Change in Control)] [ shall have the meaning set for the in the Employment Agreement]]. The term “Retirement” shall mean voluntary termination of the Participant’s employment without Cause after attaining age 60 and completing ten years of credited service with the Company.
(ii)    Termination of Employment in the Event of Death or Disability. In the event of termination of your employment due to your death or Disability prior to the fourth anniversary of the Date of Grant (x) all unvested Earned Units will become vested and payable to you or to your beneficiary or estate, as the case may be, as of the date of such termination of employment and (y) if the 2x Performance Condition has not been satisfied at any time before your death or Disability, a pro-rated percentage of the unearned and unvested portion of the Award will remain outstanding and eligible to vest and become payable as follows:
(1)    if such termination occurs prior to the fourth anniversary of the Date of Grant and prior to satisfaction of the 2x Performance Condition, then a pro-rated percentage of the Award will vest and become payable in full if and when the 2x Performance Condition is satisfied at any time during the four-year period ending on the fourth anniversary of the Date of Grant, with such pro-rated percentage equal to the number of full months to have elapsed between the Date of Grant and the date of termination divided by 48;
(2)    if such termination occurs prior to the fourth anniversary of the Date of Grant and prior to satisfaction of the 2x Performance Condition, then a pro-rated percentage of the Award will vest and become payable at a 25% level (subject to further proration) if and when the 1.5x Performance Condition is satisfied or at a 50% level (subject to further proration) if and when the 1.75x Performance Condition is satisfied, in each case, at any time during the four-year period ending on the fourth anniversary of the Date of Grant, with such pro-rated percentage equal to the number of full months to have elapsed between the Date of Grant and the date of termination divided by 48;
(3)    Notwithstanding the foregoing, if the 2x Performance Condition is satisfied at any time before the first anniversary of the Date of Grant, one-fourth of the units will immediately vest and become payable and one-fourth will vest and become payable on each of the first, second and third anniversaries of the date the 2x Performance Condition is satisfied; and
(4)     Any amounts so payable shall be paid within 30 days following the date of termination of employment if payment is accelerated pursuant to subsection (c)(ii)(x) or within 30 days following the date of satisfaction of a Performance Goal if vesting pursuant to (c)(ii)(y); provided that if an award provides deferred compensation subject to Section 409A, such award shall be paid at the same time and in the same form as it would have been paid had such termination of employment not occurred.
(d)    Change in Control. Notwithstanding the foregoing and notwithstanding anything to the contrary in [the Employment Agreement or] the Change in Control Plan, (x) all unvested Earned Units will continue to vest and become payable in accordance with their terms and (y) if the 2x Performance Condition has not been satisfied at any time before the consummation of a Change in Control, immediately prior to the Change in Control any portion of the Award that is unearned and unvested will be converted, without pro-ration, into that number of time-vested restricted stock units (“TRSUs”) equal to the number of such unearned and unvested shares, such unvested TRSUs to become vested and payable upon the fourth anniversary of the Date of Grant, subject to your continued employment; provided that all unvested Earned Units and TRSUs will immediately vest and become payable if within two years following a Change in Control your employment is terminated by the Company without Cause or by you for Good Reason, and any amounts so payable shall be paid within 30 days following such termination of employment; provided that if an award provides deferred compensation subject to Section 409A, such award shall be paid at the same time and in the same form as it would have been paid had such termination of employment not occurred. Notwithstanding the foregoing, any such unvested Earned Units and TRSUs that are not continued, assumed, substituted for or replaced by the Company upon the Change in Control will immediately become vested and payable as of the date of the Change in Control, and any amounts so payable shall be paid within 30 days following the Change in Control; provided that if an award provides deferred compensation subject to Section 409A, such award shall be paid at the same time and in the same form as it would have been paid had no Change in Control occurred. The terms “Cause,” “Change in Control” and “Good Reason” shall have the meaning set forth in the Change in Control Plan. The vesting of the Award shall otherwise be governed by the terms and conditions of the Change in Control Plan.
(e)    Payment. Delivery of Shares in payment of the Units shall occur within 30 days after the date of vesting, and you shall have no power to affect the timing of such issuance. Such issuance shall be evidenced by a stock certificate or appropriate entry on the books of the Company or a duly authorized transfer agent of the Company, and shall be in complete satisfaction of such vested Units. If the Units that vest and become payable include a fractional Unit, the Company shall round the number of vested Units to the nearest whole Unit prior to delivery of Shares as provided herein. If the ownership of or issuance of Shares to you as provided herein is not feasible due to applicable exchange controls, securities or tax laws or other provisions of applicable law, as determined by the Committee in its sole discretion, you or your Successor shall receive cash proceeds in an amount equal to the Fair Market Value (as of the date vesting occurs) of the Shares otherwise issuable to you, net of any amount required to satisfy withholding tax obligations as provided in Section 10.
(f)    Effect. Whenever the Company shall become obligated to make payment in respect of a Unit subject to this Agreement, all of your rights with respect to such Unit, other than the right to such payment, shall terminate and be of no further force or effect and such Unit shall be cancelled.
(g)    Termination of Employment for Cause. If your employment with the Company or an Affiliate is terminated by the Company for Cause, you shall forfeit all unvested Units (including unvested Earned Units) upon such occurrence without the payment of any further consideration to you and such unvested Units shall be cancelled.
Accrual and Payment of Cash Dividends. In the event the Company pays cash dividends on its Shares on or after the date of this Agreement, the Company shall credit, as of the dividend record date, an amount of cash dividend equivalents to your account. The amount of the dividend equivalents credited will be determined by multiplying the number of Units credited to your account as of the dividend record date pursuant to this Agreement times the dollar amount of the cash dividend per Share. Your right to receive such accrued dividend equivalents shall vest, and the amount of the accrued dividend equivalents shall be paid in cash, to the same extent and at the same time as the underlying Units to which the dividend equivalents relate, as provided in Section 3. Any dividend equivalents accrued on Units that are forfeited in accordance with this Agreement shall also be forfeited.
No Transfer. The Units may not be pledged, assigned or transferred except as expressly provided in Section 6(c) of the Plan.
No Stockholder Rights Until Payment. You shall not have any of the rights of a stockholder of the Company in connection with the award of Units unless and until Shares are issued to you upon payment of the Units.
Adjustments for Changes in Capitalization. The Units shall be subject to adjustments for changes in the Company’s capitalization as provided in Section 17 of the Plan.
Interpretation of This Agreement; Amendments. All decisions and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive upon you and the Company. If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern. No amendment or modification of this Agreement will be effective unless made in writing and signed by you and an authorized representative of the Company.
Discontinuance of Service. Neither this Agreement nor the award of Units shall confer on you any right with respect to continued employment with the Company or any of its Affiliates, nor interfere in any way with the right of the Company or any Affiliate to terminate such employment. Nothing in this Agreement shall be construed as creating an employment contract for any specified term between you and the Company or any Affiliate. The provisions of Section 3 regarding vesting and payment of Units shall not be nullified or adversely affected by any separation agreement or other documentation such as a release or waiver agreement entered into in connection with your termination of employment with the Company for any reason other than termination of your employment by the Company for Cause, except as provided in writing signed by you and an authorized representative of the Company.
Tax Withholding. As a condition precedent to making a payment hereunder, you shall be required to pay to the Company (or the Affiliate employing you), in accordance with the provisions of Section 15 of the Plan, an amount equal to the amount of any required domestic or foreign tax withholding obligation, including any social security obligation. The Company (or the Affiliate employing you) may withhold Shares equal in value to the amount of such tax withholding obligation, or may permit you to arrange for the satisfaction of such tax withholding obligation by payment of the estimated tax obligation to the Company (or the Affiliate employing you). Payment may be made by electronic transfer, check or authority to withhold from salary.
Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
Section 409A. Payments made pursuant to this Agreement are intended to qualify for an exemption from Code Section 409A. Notwithstanding any other provision in this Agreement and the Plan, the Company, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Agreement and/or the Plan so that the Units granted to you qualify for exemption from or comply with Code Section 409A; provided that the Company makes no representations that the Units shall be exempt from or comply with Section 409A and makes no undertaking to preclude Code Section 409A from applying to the Units. By accepting this Award, you shall be deemed to have waived any claim against the Company and its affiliates with respect to any such tax, economic and legal consequences. Also notwithstanding the foregoing, if at the time of a scheduled vesting date, including one provided for under Section 3, you are a “specified employee” of the Company within the meaning of that term under Section 409A and as determined by the Company, and payment would be treated as a payment made on “separation from service” within the meaning of that term under Code Section 409A, then if such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A, the payment shall be delayed until the date which is six months after the date of such separation from service or if earlier the date of your death.
Award Subject to Plan. The award evidenced by this Agreement is granted pursuant to the Plan, the terms of which are hereby made a part of this Agreement. This Agreement shall in all respects be interpreted in accordance with the terms of the Plan. If any terms of this Agreement conflict with the terms of the Plan, the terms of the Plan shall control, except as the Plan specifically provides otherwise.
Binding Effect. This Agreement shall be binding in all respects on your heirs, representatives, successors and assigns and on the Company and its successors and assigns.
Choice of Law. This Agreement is entered into under the laws of the State of Delaware and shall be construed and interpreted thereunder (without regard to its conflict of law principles).
Executive Compensation Recovery Policy. All Units awarded under this Agreement are subject to the Executive Compensation Recovery Policy, as in effect from time to time, a current copy of which may be requested from the Company at any time, and the terms and conditions of which are hereby incorporated by reference into this Agreement.

You and the Company have executed this Agreement as of the 11th day of January, 2021.

PARTICIPANT

[Name of Participant]

CROCS, INC.

By_________________________________________
Its:_________________________________________

9